Exhibit 99.1
INTERMOUNTAIN COMMUNITY BANCORP (IMCB)
ANNOUNCES ATTAINMENT OF $1 BILLION IN TOTAL ASSETS
Sandpoint, Idaho, September 20, 2007 — Intermountain Community Bancorp (OTCBB — IMCB.OB), placed an announcement in the Bonner County Daily Bee, Sandpoint, Idaho as follows:
BANK BOASTS BILLION DOLLAR BREAKTHROUGH
Intermountain Community Bancorp Cites Strong Earnings Built on Strong Values
IMCB is pleased to announce that its assets have exceeded $1 billion.
CEO Curt Hecker says that the bank has seen thirteen years of organic growth at a rate of 20% per year, well surpassing the competition. “Hitting the $1 billion mark is something that we are proud of, because it tells us that we are doing a lot of things right.”
“We are finding that people want to bank with a home-town bank that knows that the word ‘community’ is more than a slogan. Everyone at Panhandle truly cares about the community because it is our home, too.”
Panhandle State Bank was established in 1981 in Sandpoint. It has grown to include branches in small communities in Idaho and Oregon, and recently moved into the Spokane market in order to provide accessibility for more of its customers. The bank is not a part of any national chain.
Hecker attributes the bank’s success to the values that are shared by all its employees. “We aren’t trying to be everything to everybody. But we can provide solid services with the warmth and caring that is central to the way we live and work. We are finding that a lot of our customers have banked elsewhere, but are happy to come home to PSB.”
What next? “We’ll be working on our second billion, one customer at a time.”